Exhibit 99.1	GRACO INC.
P.O. Box 1441
Minneapolis, MN
55440-1441
NYSE: GGG

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
December 4, 2020	Financial Contact: Mark Sheahan, 612-623-6656 Media Contact: Charlotte Boyd, 612-623-6153 Charlotte_M_Boyd@graco.com

Graco Appoints Brett C. Carter to the Board of Directors

MINNEAPOLIS (Dec. 4, 2020) – Graco Inc. (NYSE:GGG) announced today that Brett C. Carter has been appointed as a member of the Company’s Board of Directors, effective Feb. 11, 2021.

Mr. Carter serves as Executive Vice President and Chief Customer and Innovation Officer of Xcel Energy Inc., a major U.S. electric and natural gas delivery company. He assumed this position in May 2018. Prior to that, Mr. Carter served as Senior Vice President and Shared Services Executive of Bank of America from October 2015 to May 2018, and as Senior Vice President and Chief Operating Officer of Bank of America from March 2015 to October 2015. Before joining Bank of America, Mr. Carter held several leadership roles at Duke Energy Co. from 2005 to 2015, including most recently as Senior Vice President and Chief Distribution Officer from February 2013 to March 2015.

“On behalf of our Board of Directors and Management team, I want to formally welcome Brett to Graco,” said Lee R. Mitau, Graco’s Chairman of the Board. “We’re looking forward to Brett bringing his substantial experience in operations, marketing, information technology, cyber and physical security, customer service and brand strategy to the Board. Brett’s passion for developing strong customer relationships will be a great fit for Graco as we deliver on our promise of providing A+ service to every customer, every time.”

Mr. Carter will serve on the Company’s Audit Committee and its Management Organization and Compensation Committee.

ABOUT GRACO
Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid and powder materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

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